Exhibit 10.9
RURAL CELLULAR CORPORATION
KEY EMPLOYEE
DEFERRED COMPENSATION PLAN II

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BACKGROUND
The Rural Cellular Corporation Key Employee Deferred Compensation Plan II (“Plan”), as hereinafter set forth, has been adopted by Rural Cellular Corporation for the purpose of providing deferred compensation to a select group of its management and highly compensated employees. This Plan constitutes an amendment and restatement of the Rural Cellular Corporation Key Employee Deferred Compensation Plan (“Original Plan”) with respect to all compensation deferred by or on behalf of its Participants on and after January 1, 2005. The Original Plan remains in effect and governs all compensation deferred by or on behalf of its Participants prior to January 1, 2005.
ARTICLE 1
DEFINITIONS
When the following words or phrases are used in this Plan, they shall have the meanings set forth below unless otherwise specifically provided:
1.1 Account. An account that has been established for a Participant pursuant to Section 3.3.
1.2 Affiliate. A corporation in which the Company is a majority shareholder, or a corporation in a chain of corporations beginning with the Company and ending with the Affiliate, in which each corporation is a majority shareholder of another corporation in the chain.
1.3 Beneficiary. The person or persons (including a trustee or trustees) designated as a Participant’s Beneficiary in the last written instrument signed by the Participant for the purposes of this Plan and received by the Company prior to the Participant’s death. If no such person has been designated, the Participant’s Beneficiary shall be the person or persons who constitute the Participant’s beneficiary for the purposes of the Savings and Profit Sharing Plan.
1.4 Change in Control. For the purposes of Article 7 a Change in Control shall occur upon the occurrence of a Change in the Ownership of the Company, a Change in Effective Control of the Company, or a Change in Ownership of the Company’s Assets. Each of these terms shall have the meanings set forth as follows:
(a)	Change in Ownership. A Change in Ownership shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock of the Company owned by such person or group, constitutes more than 50% of the total fair market value, or 50% of the total voting power, of the stock of the Company. An increase in the percentage of stock owned by any one person, or by persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for the purposes of this paragraph. Notwithstanding the foregoing:
     (i) if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company immediately prior to an acquisition, the acquisition of additional stock by the same person or persons will not cause a Change in Ownership of the Company; and
     (ii) a Change in Ownership of the Company will not occur unless there has been a transfer or issuance of stock of the Company, and stock in the Company remains outstanding after such transfer or issuance.
(b)	Change in Effective Control. A Change in Effective Control of the Company will occur on the date that:
     (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company’s stock; or
     (ii) a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
Notwithstanding the foregoing, if any one person, or more than one person acting as a group, effectively controls the Company (within the meaning of this paragraph (b)) immediately prior to an acquisition of additional control, the acquisition of additional control of the Company by the same person or persons will not cause a Change in Effective Control of the Company.
(c)	Change in Ownership of the Company’s Assets. A Change in Ownership of the Company’s Assets will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company having a total gross fair market value that equals or exceeds 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a transfer of the Company’s Assets to;
     (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock;
     (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

     (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all of the Company’s outstanding stock; or
     (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii);
will not treated as a Change in Ownership of the Company’s Assets. For the purposes of subparagraphs (ii) through (iv), a person’s status is determined immediately after the transfer of the assets.
(d)	Special Rules. The following rules shall apply in determining whether a Change in Control of the Company has occurred:
     (i) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the Company at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder will be considered to be acting as a group with other shareholders in a corporation only to the extent of their ownership interest in that corporation prior to the transaction giving rise to the change, and not with respect to their ownership interest in the other corporation.
     (ii) Attribution of Stock Ownership. Section 318(a) of the Code will be applied in determining stock ownership. Stock underlying a vested option will be treated as owned by the individual who holds the vested option, and stock underlying an unvested option will not be treated as owned by the individual who holds the unvested option. However, if a vested option is exercisable for stock that is not substantially vested (as defined by Sections 1.83-3(b) and (j) of the Income Tax Regulations), the stock underlying the option will not treated as owned by the individual who holds the option.
1.5 Code. The Internal Revenue Code of 1986, as from time to time amended.
1.6 Company. Rural Cellular Corporation, a Minnesota corporation, and any successor corporation.
1.7 Compensation.
               (a) For the purposes of Section 3.2, Compensation means compensation that is taken into account in determining the amount of a Participant’s contributions under the Savings and Profit Sharing Plan, but without regard to any limitations that are imposed by the Savings and Profit Sharing Plan to effectuate the requirements of Section 401(a)(17) of the Code.

               (b) For all other purposes, Compensation means a Participant’s base salary, and any incentive compensation that is payable to the Participant in cash.
1.8 Deferred Compensation. The balance credited to a Participant’s Accounts.
1.9 Effective Date. January 1, 2005.
1.10 Eligible Employee. An employee of an Employer who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, and who has been designated by the Plan Administrator as being eligible to participate in the Plan. The employees listed in Appendix A hereto have been designated by the Plan Administrator as being eligible to participate in the Plan as of the Effective Date.
1.11 Employer. The Company, and each Affiliate that has been designated by the Plan Administrator.
1.12 ERISA. The Employee Retirement Income Security Act of 1974, as from time to time amended.
1.13 Matching Contribution Percentage. The percentage, if any, that will be used in determining the amount of matching contributions to be made on behalf of a Participant pursuant to Section 3.2(a). The Matching Contribution Percentage for a payroll period will be established by the Plan Administrator, acting in its sole and exclusive discretion. If the Plan Administrator does not establish a Matching Contribution Percentage for any such payroll period, the Matching Contribution Percentage for that payroll period will be 0%.
1.14 Matching Contribution Compensation Percentage. The maximum percentage of a Participant’s Compensation that may be contributed to the Plan and to the Savings and Profit Sharing Plan as matching contributions for any payroll period. The Matching Contribution Compensation Percentage for a payroll period will be established by the Plan Administrator, acting in its sole and exclusive discretion. If the Plan Administrator does not establish a Matching Contribution Compensation Percentage for any such payroll period, the Matching Contribution Percentage for that payroll period will be 3%.
1.15 Participant. An Eligible Employee for whom an Account has been established pursuant to Section 3.3.
1.16 Plan. The Rural Cellular Corporation Key Employee Deferred Compensation Plan, as set forth herein, and as from time to time amended.
1.17 Plan Administrator. The Compensation Committee of the Company’s Board of Directors.
1.18 Plan Year. The calendar year.
1.19 Profit Sharing Contribution Percentage. The percentage, if any, that will be used in determining the amount of profit sharing contributions to be made on behalf of a Participant pursuant to Section 3.2(b). The Profit Sharing Contribution Percentage for a payroll period will be established by the Plan Administrator, acting in its sole and exclusive discretion. If the Plan Administrator does not establish a Profit Sharing Contribution Percentage for any such payroll period, the Profit Sharing Contribution Percentage for that payroll period will be 0%.
1.20 Savings and Profit Sharing Plan. The Rural Cellular Corporation Savings and Profit Sharing Plan, as from time to time in effect.
1.21 Specified Employee An individual who is a “key employee” (as defined in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, without regard to paragraph (5) thereof) of the Company. Specified Employees shall be identified in accordance with the requirements of Section 409A of the Code and the regulations thereunder, with December 31st of each calendar year being the “identification date”.
1.22 Termination of Employment. Severance of a Participant’s employment relationship with all of the Employers and their Affiliates. A transfer of employment among Employers or their Affiliates will not constitute a Termination of Employment. The employment relationship will also be treated as continuing and no Termination of Employment will be deemed to have occurred while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or any longer period during which the Employee’s right to reemployment is provided for by statute or by contract. If the period of a leave exceeds six months and the Employee’s right to reemployment is not provided for by statute or by contract, a Termination of Employment will be deemed to have occurred on the first date immediately following the expiration of such six month period. A Participant will not be deemed to have a Termination of Employment for this purpose unless the termination constitutes a “separation from service” according to the meaning given to that term by Treas. Reg.1.409A-1(h) (“Separation From Service”). In the event that the Participant ceases to be an employee with any of the Employers or their Affiliates, but continues to perform services for one or more of the Employers or their Affiliates in a capacity other than as an employee (such as an independent contractor, director or consultant) that would be sufficient to cause the termination of employment not to constitute a Separation From Service, the later date on which a Separation from Service actually does occur shall be deemed to be the date the Participant’s Termination of Employment occurs for purposes of the Agreement.
1.23 Unforeseeable Emergency. A severe financial hardship of a Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code), or the loss of the Participant’s or Beneficiary’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant or Beneficiary. Unforeseeable Emergencies will include, for example: the imminent foreclosure or eviction from the Participant’s or Beneficiary’s home; the need to pay for medical expenses, medical insurance deductibles, or prescription drug costs; or the need to pay for funeral costs of a spouse or dependent. As set forth in Treas. Reg. §1.409A-3(g)(3)(i), whether an Unforeseeable Emergency exists shall be determined by the Plan Administrator on the relevant facts and circumstances of each particular case.

ARTICLE 2
ADMINISTRATION
2.1 Powers and Duties. Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator. In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures as it deems necessary or desirable to the efficient administration of the Plan. The Plan Administrator’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.
2.2 Delegation. The Plan Administrator may delegate part or all of its duties to any person or persons, and may from time to time revoke any such delegation and delegate its duties to another person or persons. Each such delegation to a person who is not an employee of the Company or an Affiliate shall be in writing, a copy will be furnished to the person to whom the duty is delegated, and the person to whom the duty is delegated shall file a written acceptance with the Plan Administrator. A delegate’s duty will terminate upon revocation of the delegation by the Plan Administrator, upon withdrawal of such person’s acceptance, or, in the case of a delegate who is an employee of the Company or an Affiliate, upon termination of the delegate’s employment. A person to whom administrative duties are delegated may not, unless the delegation provides otherwise, delegate such duties to another person.
ARTICLE 3
DEFERRED COMPENSATION
3.1 Elections to Defer Compensation.
          (a) An Eligible Employee may elect to defer up to 100% of his or her Compensation for any Plan Year. An election to defer Compensation shall be in writing and it must be received by the Plan Administrator prior to the first day of the Plan Year in which the services for which the Compensation is payable are to be performed; provided, that, in the case of an individual who first becomes an Eligible Employee after the first day of a Plan Year, an election to defer Compensation for services to be performed subsequent to the date of the election and during the Plan Year in which the individual first becomes an Eligible Employee may be made on or before the date that is 30 days after the individual first becomes an Eligible Employee. In the case of incentive compensation, such an election during the first year of eligibility shall apply to a portion of the incentive compensation equal to the total incentive compensation paid to the Eligible Employee for that first year of eligibility multiplied by the ratio of the number of days remaining in that first year of eligibility subsequent to the date of the election over the total number of days for which the incentive compensation for that first year of eligibility was paid.
          (b) Amounts deferred from base salary shall reduce the Participant’s base salary in equal installments for each pay period during the portion of the Plan Year to which the election applies. Amounts deferred from incentive compensation shall reduce the Participant’s incentive compensation on the date such incentive compensation would otherwise be paid to the Participant.
          (c) An election to defer Compensation shall be subject to the following requirements:
(i)	The election may defer a percentage (which shall not be less than 5%) of the Participant’s base salary, and/or a percentage (which shall not be less than 5%) of the Participant’s incentive compensation.

(ii)	The election shall be irrevocable, and it shall apply to all Compensation payable for services performed by the Participant during the portion of the Plan Year to which it applies, except that a Participant may terminate an election to defer Compensation if the Plan Administrator determines that this is necessary as a result of an Unforeseeable Emergency.
3.2 Employer Contributions.
          (a) Matching Contributions. For each payroll period during which a Participant is eligible to receive matching contributions under the Savings and Profit Sharing Plan, the Participant’s Employer shall credit to the Participant’s Account an amount equal to:
(i)	the lesser of:
(A)	the Matching Contribution Percentage times the sum of: (1) the amounts contributed by the Participant to the Savings and Profit Sharing Plan during the payroll period that are eligible for matching contributions; plus (2) the Compensation deferred by the Participant during the payroll period pursuant to Section 3.1; or

(B)	the Matching Contribution Compensation Percentage times the Participant’s Compensation for the payroll period;
          minus
(ii)	the matching contributions that are made to the Savings and Profit Sharing Plan on behalf of the Participant for the payroll period.
          (b) Profit Sharing Contributions. For each Plan Year during which a Participant is eligible to receive a profit sharing contribution under the Savings and Profit Sharing Plan, the Participant’s Employer shall also credit to the Participant’s Account an amount equal to:
(i)	The Profit Sharing Contribution Percentage times the Participant’s Compensation for the Plan Year; minus

(ii)	the profit sharing contributions that are made to the Savings and Profit Sharing Plan on behalf of the Participant for the Plan Year.
3.3 Deferred Compensation Accounts. The Plan Administrator shall establish one or more Accounts in the name of each Participant to record the Deferred Compensation payable to that Participant. Such Accounts shall be for bookkeeping purposes only, and shall not be deemed to create a fund or trust for the benefit of the Participant. Each Participant’s Accounts shall be established, maintained, and periodically adjusted as follows:
(a)	Separate Accounts. Separate Accounts shall be maintained for the portion of a Participant’s Deferred Compensation (if any) that is distributable in a lump sum, and for the portion of a Participant’s Deferred Compensation (if any) that is distributable in installments. Separate Accounts shall also be maintained for each portion of a Participant’s Deferred Compensation that is distributable at a different time.

(b)	Credits. The Plan Administrator shall credit the following amounts to a Participant’s Account:
(i)	Amounts deferred by the Participant pursuant to Section 3.1 shall be credited to the Participant’s Account as of the dates on which they are applied to reduce the Participant’s current Compensation.

(ii)	Amounts contributed on behalf of the Participant pursuant to Section 3.2 shall be credited to the Participant’s Account on the dates as of which the corresponding contributions are credited to the Participant’s account under the Savings and Profit Sharing Plan.

(iii)	Investment earnings (including unrealized appreciation) attributable to the Participant’s deemed investments shall be credited to the Participant’s Account as of such dates during each Plan Year as the Plan Administrator shall reasonably determine in accordance with rules that are uniformly applied to all similarly situated Participants.
(c)	Charges. The Plan Administrator shall charge the following amounts to a Participant’s Account:
(i)	The amount of any payment made to or on behalf of the Participant shall be charged to the Participant’s Account as of the date on which the payment is made.

(ii)	Investment losses (including unrealized depreciation) attributable to the Participant’s deemed investments shall be charged to the Participant’s Account as of such dates during each Plan Year as the Plan Administrator shall reasonably determine in accordance with rules that are uniformly applied to all similarly situated Participants.

3.4 Deemed Investments.
          (a) Prior to its payment to the Participant, a Participant’s Deferred Compensation shall be deemed to be invested in such investments as shall be permitted by the Plan Administrator and selected by the Participant, in accordance with rules that are adopted by the Plan Administrator and uniformly applied to all similarly situated Participants.
          (b) Although the amount of a Participant’s Deferred Compensation is measured by the value of and earnings on certain deemed investments, the Employers need not actually make such investments. Rather, the value of and earnings on such investments are merely a measuring device to determine the amounts to be paid to the Participant pursuant to Article 4. If an Employer should actually purchase any of the investments that are deemed to have been made for a Participant’s Account, they shall be subject to the claims of the Employer’s general creditors in the event of its insolvency.
ARTICLE 4
PAYMENT OF DEFERRED COMPENSATION
4.1 Payment of Deferred Compensation. In the event of a Participant’s Termination of Employment for reasons other than the Participant’s death, the balance credited to the Participant’s Accounts shall be paid to the Participant. In the event of a Participant’s death, the balance credited to the Participant’s Accounts shall be paid to the Participant’s Beneficiary.
4.2 Commencement of Payments. Payment of a Participant’s Deferred Compensation shall commence as follows:
(a)	Death. In the case of a Participant’s death, payment shall commence within 30 days after the date the Participant’s Beneficiary is identified and located by the Employer.

(b)	Termination of Employment. In the case of a Participant’s Termination of Employment for reasons other than the Participant’s death, payment shall commence within 30 days after:
(i)	the Participant’s Termination of Employment; or

(ii)	the last day of any Plan Year ending subsequent to the Participant’s Termination of Employment and prior to the Participant’s 66th birthday;
as elected by the Participant pursuant to Section 4.5; provided, that in the case of a Participant who is a Specified Employee, payment shall not commence prior to the date that is six months after the date of the Participant’s Termination of Employment.
If payment of the Participant’s Deferred Compensation is to be made in annual installments, the second installment shall be paid within 30 days after the last day of the Plan Year following the Plan Year in which the first installment is paid, and each subsequent installment shall be paid within 30 days after the last day of the Plan Year for which that installment is paid.

4.3 Method of Payment. A Participant’s Deferred Compensation will be paid in a lump sum or in up to ten annual installments, as elected by the Participant pursuant to Section 4.5.
4.4 Amount of Payments. The amount of a lump sum payment shall be the balance credited to the Participant’s Accounts as of a date selected by the Plan Administrator, which date shall not be more than 30 days prior to the date the lump sum is paid. The amount of an installment payment shall be equal to the balance credited to the Participant’s Accounts as of a date selected by the Plan Administrator (which date shall not be more than 30 days prior to the date the installment is paid), divided by the number of installments (including the current installment) remaining to be paid.
4.5 Participant Elections.
               (a) When a Participant elects to defer Compensation pursuant to Section 3.1, the Participant may also make an election as to the time at which payment of such Deferred Compensation will commence following the Participant’s Termination of Employment for reasons other than the Participant’s death, and as to the method (lump sum or installments) in which such Deferred Compensation will be paid following the Participant’s death or Termination of Employment. Each such election shall be due by the due date for the election under Section 3.1, and it shall apply to all Deferred Compensation that is attributable to the Plan Year to which the election under Section 3.1 applies. If a Participant fails to make an election for any Plan Year, the election that was in effect for the previous Plan Year shall remain in effect for such Plan Year. If no election was in effect for the previous Plan Year, Deferred Compensation that is attributable to such Plan Year will, subject to the provisions of Section 4.2 relating to Specified Employees, be distributed in a lump sum within 30 days after the date of the Participant’s death or Termination of Employment.
               (b) A Participant (or, in the event of a Participant’s death, the Participant’s Beneficiary) may change an election as to the method of payment of the Deferred Compensation credited to any of the Participant’s Accounts at any time by giving written notice of such changed election to the Plan Administrator; provided, however, that (i) any such change in election shall not be effective until the first anniversary of the receipt of the notice by the Plan Administrator; (ii) except in the case of a change in election related to a payment on account of death or an Unforeseeable Emergency, the payment with respect to such change in election is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and (iii) any such change in election may not be made less than twelve (12) months prior to the date the payment is scheduled to be paid.
4.6 Acceleration of Payments. The Company may, in its discretion, pay part or all of the Participant’s Deferred Compensation prior to the time provided in Section 4.2 for any of the following reasons:
(a)	Domestic Relations Order. The Company may pay part or all of the Participant’s Deferred Compensation to an individual other than the Participant to the extent necessary to fulfill the requirements of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)	Unforeseeable Emergency. The Company may pay part or all of the Participant’s Deferred Compensation to the Participant if the Company determines that the payment is necessary to alleviate a severe financial hardship resulting from an Unforeseeable Emergency. Such action shall be taken only if the Participant submits a written application describing the circumstances that are deemed to justify the payment and the amount necessary to prevent severe financial hardship, together with such supporting evidence as the Plan Administrator may reasonably require. The amount distributed to the Participant pursuant to this paragraph may not exceed the amount necessary to satisfy the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the payment. Payment may not be made pursuant to this section to the extent the Participant’s hardship is or may be relieved:
     (i) through reimbursement or compensation by insurance or otherwise;
     (ii) by liquidation of the Participant’s assets, to the extent this would not in itself cause severe financial hardship, or
     (iii) by the termination of the Participant’s election to defer Compensation.
(c)	Conflicts of interest. The Company may pay part or all of the Participant’s Deferred Compensation to the Participant if the Company determines that such payments are necessary to comply with a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(d)	Taxes. The Company may pay part or all of the Participant’s Deferred Compensation to the Participant if the Company determines that such payments are necessary to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), or 3121(v)(2) of the Code on the Deferred Compensation (the “FICA Amount”); to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount; and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, that the total payment under this subparagraph (ii) may not exceed the aggregate of the FICA Amount, and the income tax withholding related to the FICA Amount.

(e)	Payments Upon Income Inclusion Under Section 409A. The Company may pay part or all of the Participant’s Deferred Compensation to the Participant if there is a final determination that the Deferred Compensation is subject to, and fails to meet the requirements of, Section 409A of the Code and the regulations thereunder. Such payment may not exceed the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Section 409A. For the purposes of this paragraph (d), a “final determination” means a determination by the Internal Revenue Service or a court of competent jurisdiction from which no further appeal may be taken, either because there is no further appeal available or because the time to take such appeal has expired.

(f)	Plan Termination. The Company shall pay part or all of the Participant’s Deferred Compensation to the Participant if the Plan is terminated due to:
(i)	the Employer’s exercise of its discretion under Article 7 to terminate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, all of the Participants’ Deferred Compensation shall be paid to and included in the Participants’ gross incomes no later than:
     (A) the calendar year in which the Plan is terminated;
     (B) the calendar year in which the Deferred Compensation is no longer subject to a substantial risk of forfeiture; or
     (C) the first calendar year in which payment of the Deferred Compensation is administratively practicable;
whichever last occurs.
(ii)	the Employer’s exercise of its discretion under Article 7 to terminate the Plan within 30 days preceding, or within 12 months after, a Change in Control; provided, that:
     (A) all substantially similar arrangements sponsored by the Company are also terminated; and
     (B) the Participants, and all participants under any such substantially similar arrangements, receive all amounts of compensation deferred under the terminated arrangements within 12 months after the date of termination.
(iii)	the Employer’s exercise of its discretion under Article 7 to terminate the Plan for any other reason, provided, that:
     (A) all arrangements sponsored by the Employer that would be aggregated with Plan under Proposed Treasury Regulation Section 1.409A-1(c) if any Participant participated in all of the arrangements (“Arrangements”) are also terminated;
     (B) no payments, other than payments that would be payable under the terms of the Arrangements if the termination had not occurred, are made within 12 months after the termination of all Arrangements;

     (C) all payments are made within 24 months after the termination of all such Arrangements; and
     (D) the Employer does not adopt a new Arrangement that would be aggregated with any terminated Arrangement under Proposed Treasury Regulation Section 1.409A-1(c), if any Participant participated in both arrangements, at any time within five years following the termination of all Arrangements.
(iv)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
4.7 Facility of Payment. An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:
          (a) directly to such person;
          (b) to the legal representative of such person; or
          (c) to a near relative of such person to be used for the person’s benefit.
Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.
ARTICLE 5
CLAIMS PROCEDURE
5.1 Decisions on Claims. If a claim for benefits is denied, the Plan Administrator shall furnish to the claimant within 90 days after its receipt of the claim (or within 180 days after such receipt if special circumstances require an extension of time) a written notice that:
          (a) specifies the reasons for the denial;
          (b) refers to the pertinent provisions of the Plan on which the denial is based;
          (c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary; and
          (d) explains the claim review procedures.
5.2 Review of Denied Claims. Upon the written request of the claimant submitted within 60 days after his or her receipt of such written notice, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, permit the claimant to review and obtain copies of any documents that are pertinent to the claim, permit the claimant to submit issues and comments in writing, and afford the claimant an opportunity to meet with appropriate representatives of the Plan Administrator as a part of the review procedure. Within

60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Plan Administrator shall notify the claimant in writing of its decision and the reasons for its decision and shall refer the claimant to the provisions of the Plan that form the basis for its decision.
ARTICLE 6
FUNDING
This Plan is intended to be “unfunded” for the purposes of the Code and Title I of ERISA; however, nothing herein shall prevent an Employer, in its sole discretion, from establishing one or more trusts, of the type commonly known as “rabbi trusts,” to assist it in meeting its obligations under the Plan; provided, however, that neither the assets set aside in such rabbi trust nor the trust itself shall be located outside the United States.
ARTICLE 7
AMENDMENT AND TERMINATION
7.1 Amendment. The Plan Administrator may amend this Plan at any time and for any reason, including without limitation, the cessation of deferrals under the Plan; provided, however, that no amendment of the Plan shall alter a Participant’s right to receive payment of amounts previously credited to the Participant’s Accounts.
7.2 Termination. No termination of the Plan shall be permitted, except as follows:
(a) within the 30 days preceding or the 12 months following a Change in Control of the Company, provided, that the Company complies with Section 4.6(f)(ii);
(b) in the event of a dissolution of the Company that is taxed under section 331 of the Code, provided, that the Company complies with
     Section 4.6(f)(i);
(c) with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided, that the Company complies with Section 4.6
     (f)(i); or
(d) for any other reason, provided, that the Company complies with Section 4.6(f)(iii).

ARTICLE 8
GENERAL PROVISIONS
8.1 Status of Participants. Each Participant and Beneficiary shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employers to make benefit payments in the future. A Participant’s or Beneficiary’s right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant or the Participant’s Beneficiaries.
8.2 No Guaranty of Employment. The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.
8.3 Delegation of Authority. Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.
8.4 Legal Actions. No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment that is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.
8.5 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Minnesota, except to the extent the same are preempted by ERISA or other federal law.
8.6 Rules of Construction. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.
8.7 Expenses of Administration. All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employers and/or any trust of the type described in Article 6.
8.8 Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

8.9 Code Section 409A. The Plan is intended to satisfy the requirements for nonqualified deferred compensation plans set forth in Section 409A of the Code, and it is shall be interpreted, administered and construed consistent with said intent. If any provision of the Plan is or becomes or is deemed to be inconsistent with such requirements, such provision shall be construed or deemed amended to conform to such requirements; provided, that if such a provision cannot be so construed or deemed amended without, in the determination of the Company, materially altering the purpose or intent of the Plan, such provision shall be stricken and the remainder of the Plan shall remain in full force and effect.
* * * * *
To record the adoption of the Plan as set forth above, the undersigned has executed this document this ___day of ___, 2006, for and on behalf of the Company.

RURAL CELLULAR CORPORATION

By

As its

APPENDIX A
TO THE
RURAL CELLULAR CORPORATION
KEY EMPLOYEE DEFERRED COMPENSATION PLAN
The following individuals have been designated by the Plan Administrator as being eligible to participate in the Plan as of the Effective Date:
Richard P. Ekstrand
Ann K. Newhall
Wesley E. Schultz